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Contact:         Michele Glorie or Laura Grimmer
                 For Manugistics, Inc.
                 617-494-9500

                 CaroleAnne Hardy
                 Manugistics, Inc.
                 301-984-5209

FOR IMMEDIATE RELEASE


                  MANUGISTICS COMPLETES AVYX, INC. ACQUISITION

                END-TO-END SUPPLY CHAIN MANAGEMENT ENHANCED WITH
                   ADVANCED MANUFACTURING SCHEDULING SOLUTION

         ROCKVILLE, MD, May 29, 1996 -- Manugistics Group, Inc. (Nasdaq:MANU), the leading provider of software and services for supply chain management, today announced the completion of its acquisition for cash of Avyx, Inc., a leading provider of advanced manufacturing scheduling solutions. The acquisition was completed May 28 after the execution of a definitive agreement between the companies and approval by the Boards of Directors of both companies. Financial terms of the acquisition were not disclosed.

         "With Avyx, Manugistics has acquired the capability to become the global leader in advanced manufacturing scheduling," said Kenneth S. Thompson, Manugistics executive vice president for supply chain products. "The Avyx object-oriented technology tools give us the opportunity to solve complex manufacturing scheduling problems, including high-volume repetitive, discrete and process. The Avyx scheduling methodology provides a unique ability for our clients to adjust dynamically their manufacturing schedules to respond to real-world business changes."

         Manugistics will continue to market its existing Manufacturing Planning solution, as well as Avyx's advanced technology. The products will be integrated in Manugistics' Advanced Manufacturing Scheduling solution, which will be available later this fiscal year.

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MANUGISTICS COMPLETES AVYX ACQUISITION                      2-2-2-2

         "Avyx's expertise in developing leading manufacturing scheduling tools enhances Manugistics' supply chain solution," said Bruce Richardson, vice president of business development at Advanced Manufacturing Research. "The acquisition also strengthens Manugistics' presence in high-growth market segments, such as consumer goods, high technology, chemical, and automotive services and parts."

         Developed in an object-oriented architecture, Avyx's solution provides tremendous flexibility in adapting to unique business requirements and delivers high levels of performance for "available-to-promise" calculations, ensuring that products are manufactured on time. This scheduling methodology was originally developed as part of a research project with NASA's space shuttle program and has since been adapted for commercial use in manufacturing markets.

         Avyx's employees, based in Englewood, CO, will make up Manugistics' Center of Manufacturing Expertise. Manugistics will continue to support the Avyx client base, which includes leading companies such as Burlington Menswear, Corning, Inc., and Philip Morris USA.

         Manugistics is the leading provider of software and services for supply chain management. Supply chain management refers to managing the complex interactions involved in the flow of products from raw materials, through the manufacturing and distribution process, to delivery of finished goods to customers. Manugistics software assists managers in making decisions involving product demand, distribution, manufacturing, and transportation, not only across an enterprise, but also among enterprises throughout the supply chain.

         Manugistics has been providing innovative supply chain management software and services to clients around the globe for more than a decade. Additional information about Manugistics can be found at the company's site on the World Wide Web, at http://www.manugistics.com.

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Manugistics, the Manugistics logo, and "working as one" are registered trademarks of Manugistics, Inc.